UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/05/2012

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24020

DE	61-1321992
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Bullitt Lane, Suite 450, Louisville, KY 40222
(Address of principal executive offices, including zip code)

502-329-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2012, the Compensation Committee of the Board of Directors of the Company approved the Sypris Solutions, Inc. Incentive Bonus Plan 2012 Fiscal Year (the "Plan"), for certain employees of the Company designated by the Compensation Committee of the Board of Directors. Under the Plan and consistent with the objectives of the Plan, participants may receive cash bonuses if certain performance goals are satisfied for the 2012 calendar year period.
The Plan established a bonus pool to be funded with 8.75% of the sum of (i) the year-over-year change in the Company's consolidated Profit Before Tax (adjusted by adding back the annual incentive bonus expenses accrued with respect to each year) (PBT) and (ii) the year-over-year change in the Company's consolidated Free Cash Flow (FCF), excluding the effects of certain asset sales or nonrecurring revenues. The bonus pool is capped at a maximum value of $2,000,000 for 2012. Each qualified participant is eligible for a specified percentage of the total bonus pool, subject to discretionary review by the Company's President and Chief Executive Officer and final discretionary reviews by the Compensation Committee, and for any bonus payment to the President and CEO, by the full Board.

Named executive officers, Brian A. Lutes and John J. Walsh, are participants in the Plan with bonus target percentages of 5% of the pool.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

Date: March 09, 2012	By:	/s/ John R. McGeeney
John R. McGeeney
Vice President, General Counsel and Secretary